Exhibit 99.1

CONTACT:

Terry Balluck

+1 972 797 8751

terry.balluck@eds.com

FOR RELEASE: 3:05 p.m. CDT, WED., AUGUST 3, 2005

EDS Reports Second Quarter 2005 Results

  Pro forma EPS of 9 cents significantly exceeds guidance

  Provides 2006 pro forma EPS guidance of $1.00 or more

PLANO, Texas - EDS today reported second quarter net income of $26 million, or 5 cents on a per share basis, versus earnings of $270 million, or 54 cents per share, in last year's second quarter.

EDS' pro forma second quarter net income was $45 million, or 9 cents per share, excluding the impact of $31 million, or 6 cents per share, for stock option expensing and the issuance of performance-based restricted stock units, and the positive impact of $12 million, or 2 cents per share, on net gains from prior year divestitures, discontinued operations and the reversal of a portion of previously recognized restructuring expenses. This compares to a second quarter 2004 pro forma net loss of $16 million, or 3 cents per share, that excluded a gain of 81 cents per share from the divestiture of UGS PLM Solutions, a contract termination charge of 17 cents per share, restructuring charges of 6 cents per share and 1 cent per share for rounding.

Both as-reported and pro forma second quarter 2005 earnings include the impact of a $37 million asset impairment charge, or 5 cents per share, associated with the commercial contract disclosed in June, as well as a one-time, pretax, non-cash charge of $77 million, or 10 cents per share, related to a U.K. pension settlement which the company previously disclosed would be recognized during the quarter.

"EDS posted a solid second quarter that shows our transformation plan is on track and gaining momentum," said Chairman and CEO Mike Jordan. "Our progress in bolstering productivity and improving the performance of our large outsourcing contracts, including the U.S. Navy Marine Corps Intranet, drove substantial earnings, margin and free cash flow improvement. We expect this trend to continue, delivering significant EPS and free cash flow improvement in the second half of 2005 and for full-year 2006."

EDS posted second quarter total revenue of $5.20 billion, down 1 percent from $5.24 billion in the year-ago quarter, but at the high end of guidance.  Organic revenue, which excludes the impact of currency fluctuations, acquisitions and divestitures, declined by 4 percent.
Second quarter non-GM revenue was steady at $4.75 billion (down 4 percent on an organic basis) versus the same period a year ago. GM revenue decreased 6 percent versus the year-ago quarter to $447 million (down 8 percent on an organic basis).

EDS signed $2.8 billion in contracts in the second quarter versus $4.0 billion a year ago, bringing its half-year total to nearly $10 billion. The company reiterated its approximately $20 billion in full-year total contract value (TCV) guidance and said it has approximately $5 billion in sole source contract negotiations under way.

In the second quarter, EDS posted free cash flow of $118 million versus $40 million in the year-ago quarter. (See Note 2 to Summary of Consolidated Cash Flows for a discussion of free cash flow.)  EDS' as-reported operating margin for the quarter was 1.4 percent.  Pro forma operating margin, excluding the items referred to above, was 2.1 percent.

"Our productivity and supply chain improvements position us well to expand our operating margins and free cash flow, while enabling continued investment in the business," said Bob Swan, chief financial officer.

Second Quarter Results by Segment

  Americas:  Second quarter revenue in the Americas was $2.2 billion, flat compared with the same period last year.  Operating profit was $313 million, up 10 percent.

  EMEA:  Second quarter revenue was $1.58 billion, down 11 percent from the same period last year as a result of continued impact from the termination of the Inland Revenue contract. Operating profit decreased 5 percent to $213 million.

  Asia:  Revenue for the quarter increased 11 percent to $381 million versus a year ago. The region posted an operating profit of $37 million for the quarter.

  U.S. Government (excl. NMCI):  Revenue, excluding NMCI, decreased 8 percent to $512 million for the second quarter versus a year ago, primarily reflecting an improvement in state and local offset by a decline in federal government contracts. The unit posted an operating profit of $99 million for the quarter.

  NMCI:  Revenue increased significantly from a year ago to $219 million for the second quarter as a result of a greater number of seats at 100 percent billing, and more seats under management. The contract posted an operating loss of $10 million, a $161 million improvement over the prior year.

  A.T. Kearney:  Revenue for the quarter was $209 million, down 9 percent from the same period last year. The unit reported an operating loss of $8 million. As previously noted, EDS continues to evaluate its options to maximize the value of A.T. Kearney, including a third-party sale, and expects resolution in the second half of the year.

(Note: All comparisons are in constant currency and exclude the impact of expensing stock options, discontinued operations and restructuring charges. Geography/U.S. Government/NMCI results exclude A.T. Kearney.)

Full-Year 2005 Earnings Guidance

EDS today confirmed its full-year 2005 guidance for revenue, pro forma EPS, free cash flow and TCV, expecting:

  Full-year revenue of $20 to $21 billion;

  Pro forma EPS of 50 to 60 cents (excluding the impact of approximately 23 cents per share for stock option expensing, 6 cents per share for the issuance of performance-based restricted stock units, 3 cents per share related to first-half 2005 net gains from prior year divestitures, discontinued operations, the reversal of a portion of previously recognized restructuring expenses, and potential gains or losses from planned divestitures in the second half of the year);

  Full-year free cash flow of $500 to $700 million; and

  Full-year TCV of approximately $20 billion.

Preliminary Full-Year 2006 Guidance
 EDS today confirmed its previously communicated 2006 free cash flow guidance and provided directional 2006 pro forma EPS guidance, expecting:

  Full-year free cash flow of $800 million to $1 billion; and

  Pro forma EPS (excluding the impact of the items referred to with respect to 2005 pro forma guidance above) of $1.00 or more.

Conference Call
 EDS' securities analysts conference call will be broadcast live on the Internet today at 4 p.m. Central time (5 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  You will need Windows MediaPlayer or Real Player to listen to the call. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/call.

About EDS
 EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. With $20.7 billion in 2004 revenue, EDS is ranked 95th on the Fortune 500. Learn more at eds.com.

The statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow and TCV and EPS and free cash flow trends, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues(1)...........................................................................................	$ 5,199	$ 5,235	$ 10,139	$ 10,431

Costs and expenses
Cost of revenues(2)(3)...................................................................	4,647	4,854	9,128	9,633
Selling, general and administrative(2)........................................	451	428	906	818
Restructuring and other(4)..........................................................	31	37	27	29
Total costs and expenses...................................................	5,129	5,319	10,061	10,480

Operating income (loss).....................................................	70	(84)	78	(49)

Interest expense...................................................................................	(60)	(112)	(123)	(193)
Interest income and other, net...........................................................	34	-	91	7

Other income (expense)......................................................	(26)	(112)	(32)	(186)

Income (loss) from continuing operations before income taxes ..................................................................................	44	(196)	46	(235)

Provision (benefit) for income taxes.................................................	25	(64)	25	(65)
Income (loss) from continuing operations......................	19	(132)	21	(170)
Income from discontinued operations, net of income taxes(5)...............................................................................	7	402	9	428
Net income............................................................................	$ 26	$ 270	$ 30	$ 258

Basic earnings per share of common stock(6)
Income (loss) from continuing operations......................	$ 0.04	$ (0.27)	$ 0.04	$ (0.34)
Income from discontinued operations.............................	0.01	0.81	0.02	0.87
Net income............................................................................	$ 0.05	$ 0.54	$ 0.06	$ 0.53
Diluted earnings per share of common stock(6)
Income (loss) from continuing operations......................	$ 0.04	$ (0.27)	$ 0.04	$ (0.34)
Income from discontinued operations.............................	0.01	0.81	0.02	0.87
Net income............................................................................	$ 0.05	$ 0.54	$ 0.06	$ 0.53
Weighted average number of shares outstanding
Basic......................................................................................	518	497	517	490
Diluted...................................................................................	524	497	523	490

Cash dividends per share...................................................................	$ 0.05	$ 0.15	$ 0.10	$ 0.30

 Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.     Revenues from base (non-GM) clients were $4,752 million and $4,758 million for the three months ended June 30, 2005 and 2004, respectively. Revenues from GM and its affiliates were $447 million and $477 million for the three months ended June 30, 2005 and 2004, respectively. Revenues from base (non-GM) clients were $9,227 million and $9,451 million for the six months ended June 30, 2005 and 2004, respectively. Revenues from GM and its affiliates were $912 million and $980 million for the six months ended June 30, 2005 and 2004, respectively.

2.     The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2005. This statement requires the recognition of compensation expense when an entity obtains employee services in share-based payment transactions. This change in accounting resulted in the recognition of pre-tax compensation expense of $37 million ($24 million after tax) for the three months ended June 30, 2005, and $90 million ($60 million after tax) for the six months ended June 30, 2005. In addition, effective with the March 2005 long-term incentive award grant, the Company significantly limited the use of annual stock option grants and instead provided annual grants of performance-vesting restricted stock units. Compensation expense related to performance-based restricted stock units was $11 million for the three months ended June 30, 2005.

3.     Cost of revenues for the three and six months ended June 30, 2005 includes a $77 million charge associated with the settlement of pension obligations for employees transitioned to a third party in connection with the termination of the Company's services contract with U.K. Inland Revenue as of June 30, 2004, and a $37 million charge for the impairment of deferred costs associated with a large IT commercial contract. Cost of revenues for the three and six months ended June 30, 2004 includes a $135 million charge to write-down certain assets and recognize vendor commitments and severance charges related to the termination of a significant commercial contract.

4.     Restructuring and other includes net employee separation and exit costs of $31 million and $27 million, respectively, for the three and six months ended June 30, 2005, and $40 million and $98 million, respectively, for the three and six months ended June 30, 2004. Restructuring and other for the three and six months ended June 30, 2005 includes reversals of previously recognized restructuring expenses of $9 million and $13 million, respectively. Restructuring and other for the six months ended June 30, 2004 also includes a pretax gain of $65 million related to the sale of the Automotive Retail Group.

5.     Income from discontinued operations primarily represents the net results of UGS PLM Solutions which was sold in the second quarter of 2004. Income from discontinued operations for the three and six months ended June 30, 2004 includes an after-tax gain on the sale of UGS PLM Solutions of $404 million.

6.     Basic and diluted earnings per share of common stock were $0.09 for the three months ended June 30, 2005 after excluding compensation expense attributable to the accounting change for share-based payments and performance-based restricted stock units (see Note 2), reversals of previously recognized restructuring expenses (see Note 4) and discontinued operations (see Note 5). Basic and diluted loss per share of common stock were $(0.03) for the three months ended June 30, 2004 after excluding charges related to the termination of a significant commercial contract (see Note 3), restructuring and other (see Note 4) and discontinued operations (see Note 5).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
	2005	2004

ASSETS
Current assets
Cash and cash equivalents(1)..................................................................................................	$ 1,389	$ 2,102
Marketable securities...............................................................................................................	1,317	1,490
Accounts receivable, net(1).....................................................................................................	3,479	3,360
Prepaids and other....................................................................................................................	931	925
Deferred income taxes..............................................................................................................	632	602
Total current assets..............................................................................................................	7,748	8,479

Property and equipment, net(1)...................................................................................................	2,109	2,216
Deferred contract costs, net........................................................................................................	604	708
Investments and other assets.....................................................................................................	779	914
Goodwill(1)......................................................................................................................................	3,862	3,657
Other intangible assets, net(1).....................................................................................................	882	904
Deferred income taxes..................................................................................................................	969	866
Total assets.......................................................................................................................	$ 16,953	$ 17,744

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable....................................................................................................................	$ 571	$ 534
Accrued liabilities.....................................................................................................................	2,556	2,944
Deferred revenue......................................................................................................................	1,063	1,062
Income taxes..............................................................................................................................	46	58
Current portion of long-term debt..........................................................................................	360	658
Total current liabilities.........................................................................................................	4,596	5,256

Pension benefit liability...............................................................................................................	1,287	1,157
Long-term debt, less current portion.........................................................................................	3,185	3,168
Minority interests and other long-term liabilities(1)(2)..............................................................	570	723
Shareholders' equity....................................................................................................................	7,315	7,440
Total liabilities and shareholders' equity......................................................................	$ 16,953	$ 17,744

(1)   In March 2005, the Company acquired the pension, health and welfare administration services business of Towers Perrin. The acquired business was combined with the Company's payroll and related human resources ("HR") outsourcing business to create a new company, known as ExcellerateHRO LLP. Towers Perrin holds a 15% minority interest in the new company. The Company paid $417 million in cash at closing of the transaction which principally represented the purchase price for the business net of Towers Perrin's interest in the new company and its share of the cash capital contribution to the new company. The purchase price for the business has been allocated to accounts receivable, property and equipment, goodwill and other intangibles.

(2)    In May 2005, the Company acquired the 35% minority interest in its Australian subsidiary for $135 million.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2005	2004

Net cash provided by operating activities(1)(2)(3)......................................................................	$ 364	$ 352

Cash Flows from Investing Activities
Proceeds from sales of marketable securities...................................................................	818	75
Proceeds from investments and other assets(2)(3)............................................................	173	20
Proceeds related to divested assets and non-marketable equity investments...........	1	2,064
Payments for purchases of property and equipment(2)...................................................	(328)	(332)
Payments for investments and other assets(2)(3)..............................................................	(12)	(12)
Acquisitions, net of cash acquired, and non-marketable equity investments............	(552)	(50)
Payments for purchases of software and other intangibles(2).......................................	(98)	(181)
Payments for purchases of marketable securities............................................................	(664)	(450)
Other(2)....................................................................................................................................	12	12
Net cash provided by (used in) investing activities.......................................................	(650)	1,146

Cash Flows from Financing Activities
Proceeds from long-term debt.............................................................................................	-	6
Payments on long-term debt...............................................................................................	(310)	(14)
Payments on capital leases(2)..............................................................................................	(75)	(84)
Employee stock transactions..............................................................................................	29	31
Dividends paid......................................................................................................................	(53)	(148)
Other.......................................................................................................................................	-	(14)
Net cash used in financing activities.................................................................................	(409)	(223)
Effect of exchange rate changes on cash and cash equivalents...........................................	(18)	20
Net increase (decrease) in cash and cash equivalents...........................................................	(713)	1,295
Cash and cash equivalents at beginning of period.................................................................	2,102	2,197
Cash and cash equivalents at end of period............................................................................	$ 1,389	$ 3,492

(1)   Depreciation and amortization and deferred cost charges were $762 million and $1,070 million for the six months ended June 30, 2005 and 2004, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. During the second quarter of 2004, the Company sold its UGS PLM Solutions subsidiary. Due to the significance of this transaction, the calculation of free cash flow for such quarter was adjusted to exclude $14 million in transaction fees paid during the quarter related to the UGS PLM Solutions disposition, and to include $85 million in cash generated through utilization of operating tax credits, predominantly related to 2004, to offset income tax associated with the UGS PLM Solutions disposition (such tax credits would otherwise have been available to offset future taxable income generated by operations). Free cash flow is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows.  See the following page for a reconciliation of free cash flow to the net increase (decrease) in cash and cash equivalents for the six months ended June 30, 2005 and 2004.

(3)   The Company purchases assets to be sold in sales-type lease transactions under certain contracts with customers and occasionally sells lease receivables associated with these transactions to third parties. Payments for assets to be sold to customers under sales-type leases and proceeds from associated lease receivables related to these transactions were reported as payments for and proceeds from investments and other assets in the investing section of the statement of cash flows in previous periods. During 2005, the Company began to report cash flows related to these transactions as changes in prepaid and other assets in the operating section of the statement of cash flows in accordance with guidance recently issued by the SEC. Cash flows associated with reacquired sales-type lease receivables and their subsequent collection continue to be classified as payments for and proceeds from investments and other assets in the investing section of the statement of cash flows. The Summary of Consolidated Cash Flows for the six months ended June 30, 2004 has been reclassified to conform to the 2005 presentation.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Six Months Ended
	June 30,
	2005	2004

Net cash provided by operating activities................................................................................	$ 364	$ 352

Capital expenditures:
Proceeds from investments and other assets..................................................................	173	20
Payments for purchases of property and equipment.....................................................	(328)	(332)
Payments for investments and other assets....................................................................	(12)	(12)
Payments for purchases of software and other intangibles..........................................	(98)	(181)
Other investing activities...................................................................................................	12	12
Payments on capital leases................................................................................................	(75)	(84)
	(328)	(577)

Adjustments related to the sale of UGS PLM Solutions:
Utilization of tax credits......................................................................................................	-	85
Transaction fees..................................................................................................................	-	14

Free cash flow...............................................................................................................................	36	(126)

Other Investing and Financing Activities:
Proceeds from sales of marketable securities..................................................................	818	75
Proceeds related to divested assets and non-marketable equity securities...............	1	2,064
Acquisitions, net of cash acquired, and non-marketable equity securities................	(552)	(50)
Payments for purchases of marketable equity securities..............................................	(664)	(450)
Proceeds from long-term debt............................................................................................	-	6
Payments on long-term debt..............................................................................................	(310)	(14)
Employee stock transactions.............................................................................................	29	31
Dividends paid.....................................................................................................................	(53)	(148)
Other financing activities...................................................................................................	-	(14)

Effect of exchange rate changes on cash and cash equivalents...........................................	(18)	20

Adjustments related to the sale of UGS PLM Solutions:
Utilization of tax credits......................................................................................................	-	(85)
Transaction fees..................................................................................................................	-	(14)

Net increase (decrease) in cash and cash equivalents...........................................................	$ (713)	$ 1,295